UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

BLUE CHIP TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Nevada	26-3670551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 North Gould Street, Suite R

Sheridan, WY 82801

(Address of principal executive offices)

(202) 780-4025

Registrant’s telephone number

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered
Common Stock, $0.0001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

EXPLANATORY NOTE

This registration statement on Form 10 (the “Registration Statement”) is being filed by Blue Chip Technologies Corp. (the “Company” or “Registrant”) in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act.”) The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act.”)

The Registration Statement, as amended, will become effective automatically by lapse of time 60 days from the date of the filing pursuant to Section 12(g)(1) of the Exchange Act, or earlier if accelerated at the request of the Company. Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Registration Statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://sec.gov.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data, and other information, and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF BUSINESS

Our Company

Blue Chip Technologies Corp. owns certain analytics software based intellectual property for use in the gaming industry. The gaming industry is constantly evolving and facing challenges such as fair play and ensuring regulatory compliance always poses a major challenge. One solution to these challenges is the use of big data analytics, which can help identify patterns, detect anomalies, and provide personalized recommendations to players (“Big Data Analytics IP”). Player characteristics will be derived from research questions to understand player preferences. Accordingly, there is evidence that the psychological traits of the players, their preferred game elements or mechanics and their age and gender are related to players' choice of games or genres. Our Big Data Analytics IP provides a system and method for using big data analytics in the gaming industry to maintain fair play and integrity. The system collects data from various sources such as player behavior, transaction history, social media, and more. The data is then processed and analyzed using various algorithms and techniques to generate insights and predictions. These insights can be used to improve player experience, prevent fraud, identify high-risk players, and more.

The big data industry is a rapidly evolving sector that focuses on collecting, processing, and analyzing vast volumes of data to derive valuable insights and make data-driven decisions. The following is a brief summary of the big data industry. The big data industry revolves around the management, processing, and analysis of large and complex data sets, it encompasses a range of technologies, tools, and practices to extract valuable insights and knowledge from data.

1.	Data Collection: The industry involves the collection of data from various sources, including sensors, social media, business applications, and more.

2.	Storage: The storage of massive datasets often requires specialized infrastructure, such as data warehouses, data lakes, and distributed file systems.

3.	Processing: Big data processing frameworks like Hadoop and Spark enable the efficient handling of large datasets.

4.	Analytics: Data analytics tools, including machine learning and artificial intelligence, help organizations uncover patterns, trends, and actionable insights from their data.

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The big data industry finds applications across various sectors, including:

•	Business: Market analysis, customer behavior insights, and operational optimization.
•	Healthcare: Medical research, patient care improvements, and disease surveillance.
•	Finance: Risk assessment, fraud detection, and algorithmic trading.
•	Government: Public policy analysis, security, and disaster response.
•	Marketing: Targeted advertising, customer segmentation, and campaign effectiveness.

As big data industry plays a pivotal role in helping organizations make data-informed decisions, drive innovation, and gain a competitive edge in today's data-driven world. It continues to evolve, offering new opportunities and challenges as data volumes and complexity increase. We have identified the following challenges and trends facing and shaping the industry:

Challenges:

•	Data Security: Protecting sensitive data from breaches and unauthorized access is a top concern.
•	Data Privacy: Compliance with data protection regulations, such as General Data Protection Regulation (“GDPR”), is crucial.
•	Data Quality: Ensuring the accuracy and reliability of data is a continuous challenge.
•	Scalability: As data volumes grow, scalability and cost-efficiency become more critical.

Trends:

•	AI and Machine Learning: Leveraging AI for more advanced data analysis.
•	Edge Computing: Processing data closer to its source to reduce latency.
•	Real-time Analytics: Instantaneous data processing for immediate decision-making.
•	Data Governance: Implementing robust data governance practices to maintain data quality and compliance.

Big Data In Gaming

Big data has a significant and growing impact on the gaming industry, influencing various aspects of game development, player experiences, and business operations. Here’s how big data interacts with the gaming industry:

1. Game Development:

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Player Behavior Analysis: Game developers collect and analyze data on how players interact with their games. This data helps in understanding player preferences, playing styles, and pain points, which can be used to refine and enhance gameplay.

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Level Design and Balancing: Data analytics can aid in optimizing game levels, challenges, and progression by identifying which parts of the game are too easy or too difficult, ensuring a better player experience.

•	Personalization: By analyzing player data, game developers can offer personalized in-game experiences, such as tailored recommendations, difficulty levels, and character customizations.

2. Player Engagement:

•	Dynamic Storytelling: Big data can be used to create dynamic and evolving storylines within games, adjusting the narrative based on player choices and behavior.
•	In-Game Advertising: Data-driven advertising can personalize in-game ads, making them more relevant to players' interests and demographics.
•	Player Retention: Understanding player churn patterns can help developers implement features and updates that keep players engaged over the long term.

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3. Game Operations:

•	Server Optimization: Big data analytics can help optimize server performance, ensuring a seamless gaming experience and preventing downtime.
•	Security and Anti-Cheating: Data analysis can identify cheating or hacking behaviors and take preventive actions to maintain fair play.
•	Monetization: Data-driven decisions can lead to more effective monetization strategies, such as the pricing of in-game items and the implementation of microtransactions.

4. Game Testing and Quality Assurance:

•	Bug Detection: Big data can be used to detect bugs and glitches by analyzing player feedback and in-game performance data.
•	User Experience Testing: Player data can provide insights into user experiences, helping identify issues with game mechanics and design.

5. Marketing and User Acquisition:

•	User Profiling: Big data can create detailed player profiles, allowing for more effective targeting in marketing campaigns and user acquisition efforts.
•	Predictive Analytics: Predictive models can help game companies identify potential high-value players and adjust marketing strategies accordingly.

6. Streaming and Esports:

•	Viewer Analytics: Streaming platforms and esports organizations use big data to understand viewer behavior, enabling them to improve content, offer personalized recommendations, and enhance user engagement.

•	Esports Performance Analysis: Data analytics is crucial in analyzing player and team performance in esports, helping them make data-driven decisions to improve gameplay.

Big data is increasingly integrated into various aspects of the gaming industry, enabling game developers and companies to create better games, offer personalized experiences, optimize operations, and enhance player engagement. As the industry continues to evolve, big data's role in gaming is likely to expand further, contributing to more immersive and data-informed gaming experiences.

Big data plays a crucial role in predicting and influencing player behaviors in the gaming industry. Predictive analytics and behavioral modeling powered by big data can provide valuable insights that help game developers, publishers, and marketers create a more engaging and personalized gaming experience. Here's how big data impacts predictive behaviors in the gaming industry:

1. Player Retention: Big data analytics can help predict which players are at risk of churning (leaving the game) by analyzing player behavior patterns. This enables game companies to take proactive measures to retain players. For instance, if a player's activity level decreases, the game may send personalized incentives or content to re-engage them.

2. In-Game Purchases: Predictive analytics can forecast which players are more likely to make in-game purchases. By analyzing historical spending patterns, player demographics, and in-game behavior, game companies can tailor offers and promotions to specific player segments, ultimately driving revenue.

3. Personalized Gameplay: Big data enables game developers to create personalized gaming experiences. Predictive algorithms can determine a player's skill level, preferences, and playstyle, allowing for dynamic adjustments to difficulty levels, mission objectives, and character interactions. This enhances player engagement and satisfaction.

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4. Matchmaking and Multiplayer Experience: Predictive algorithms can ensure balanced matchmaking in multiplayer games. By analyzing players' skill levels, in-game achievements, and past performance, the system can create more fair and enjoyable matches.

5. Game Balancing: Big data analytics can predict which aspects of a game might be too challenging or too easy for the average player. This data can inform game developers about necessary balance adjustments to maintain player interest and engagement.

6. Cheat and Fraud Detection: Predictive analytics can identify suspicious player behaviors indicative of cheating or fraudulent activities. By establishing behavioral patterns, the system can detect unusual deviations and take action to maintain fair play.

7. Social Engagement: Big data can predict players' social interactions and networks within the game. For example, it can suggest friends, guilds, or teams based on player behavior and preferences, leading to more social engagement within the game.

8. Content Recommendations: Predictive algorithms can analyze player behavior, including game preferences and in-game activities, to recommend new content, such as levels, items, or expansions, that players are likely to enjoy.

9. User Acquisition: By examining user acquisition channels and player demographics, big data can predict which marketing efforts are most effective in attracting new players. This helps optimize marketing campaigns to reach the right audience.

10. Live Operations: Predictive analytics can anticipate peak player activity times, enabling game companies to schedule maintenance or events during periods of lower player engagement to minimize disruption.

Overall, big data's role in predicting player behaviors in the gaming industry is instrumental in creating more engaging, personalized, and profitable gaming experiences. It allows game companies to better understand and cater to the needs and preferences of individual players, ultimately enhancing player satisfaction and driving business success.

Big Data in Fintech

Big data has a profound impact on the Financial Technology (FinTech) industry, providing opportunities to enhance financial services, improve risk management, and increase efficiency. Here are several ways in which big data interacts with the FinTech industry:

1. Credit Scoring and Risk Assessment: Big data allows FinTech companies to analyze a broader range of data sources, including social media activity, transaction history, and online behavior, to assess an individual's or business's creditworthiness more accurately. This leads to more inclusive and precise credit scoring.

2. Fraud Detection: Big data analytics can identify unusual transaction patterns and anomalies in real-time, helping to detect and prevent fraudulent activities. Advanced machine learning models can continuously adapt to new fraud tactics.

3. Customer Insights: By analyzing customer data, FinTech firms gain a better understanding of customer behavior, preferences, and needs. This information can inform product development and marketing strategies.

4. Personalized Financial Services: Big data enables the creation of personalized financial services, such as investment recommendations, budgeting tools, and insurance offers, based on individual financial goals and risk tolerance.

5. Algorithmic Trading: Big data analysis is crucial for algorithmic trading. High-frequency trading platforms use big data to make real-time market predictions and execute automated trading strategies.

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6. Regulatory Compliance: FinTech companies leverage big data to ensure compliance with financial regulations. It helps them monitor transactions for suspicious activity and maintain accurate records.

7. Robo-Advisors: Robo-advisors, powered by big data and machine learning, offer automated investment advice and portfolio management based on a client's financial situation, goals, and risk tolerance.

8. Real-Time Analytics: Big data technology allows FinTech firms to perform real-time data analysis, enabling immediate responses to market changes, investment opportunities, or potential risks.

9. Peer-to-Peer Lending: Big data is used to match borrowers with investors on peer-to-peer lending platforms. By analyzing borrowers' financial data, a risk assessment is made to determine creditworthiness and assign interest rates.

10. Customer Service Chatbots: Chatbots in customer service use natural language processing and big data to understand and address customer inquiries more effectively and efficiently.

11. Anti-Money Laundering (AML) and Know Your Customer (KYC) Compliance: Big data tools can help FinTech companies enhance AML and KYC processes by sifting through vast amounts of data to identify potentially suspicious activities and verify customer identities.

12. Market Insights and Predictions: Big data analytics provide valuable insights into market trends, enabling FinTech firms to make informed decisions on investments, portfolio diversification, and product development.

In summary, big data is at the core of innovation in the FinTech industry, facilitating data-driven decision-making, enhancing security, and improving the overall customer experience. It enables FinTech companies to offer more sophisticated and personalized financial services, while also meeting regulatory requirements and managing risk more effectively.

Blue Chip Technologies Corp.’s mission is to harness the power of big data to empower and assist our customers by providing data-driven solutions that enhance decision-making, drive innovation, and create value. Our commitment is to deliver actionable insights, personalized experiences, and comprehensive support, helping our customers thrive in a data-rich world. Born out of a vision to redefine a niche in the tech industry, Bluechip Technology Corp. is poised to grown to become a leading tech holding company. Our versatile technology contributes unique expertise, driving innovation in gaming and financial services.

We are focused on revolutionizing the gaming and financial service by being at the forefront of delivering immersive and innovative gaming technology solutions. Our team of experts designs engaging narratives and intuitive gameplay, offering an unparalleled gaming experience. Our FinTech is designed to enhance financial processes by making them faster, more secure, and efficient, helping businesses offer seamless financial services to their customers. We intend to power informed decision-making by transforming raw data into actionable insights, powering informed decision-making and strategic growth. Our data analytics solutions will help businesses leverage their data for competitive advantage.

Competitive Pricing Strategies

Dynamic pricing solutions are crucial for businesses in various industries to optimize their pricing strategies, remain competitive, and maximize profitability by optimizing the power of big data. We will use our close working relationship with big data to assist and maximize our client’s benefits, we have identified some ways big data can be used to maximize benefits and assist with dynamic pricing solutions:

1. Dynamic Pricing: Big data allows businesses to adjust prices in real-time based on various factors such as demand, competition, and customer behavior. This helps in optimizing pricing to maximize revenue.

2. Competitive Pricing Analysis: Businesses can use big data to monitor and analyze competitors’ pricing strategies, ensuring that their prices are competitive and attractive to customers.

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3. Customer Segmentation: By analyzing customer data, big data helps in creating customer segments. Pricing can then be tailored to each segment, ensuring that different customer groups are offered prices that resonate with their preferences and budgets.

4. Price Elasticity Analysis: Big data can be used to determine how sensitive customers are to price changes. This insight helps in setting prices that maximize profit while avoiding price points that may drive away customers.

5. Promotion Optimization: Big data enables businesses to evaluate the effectiveness of various promotions and discounts. By analyzing the impact of promotions on sales and profit margins, companies can fine-tune their promotional strategies.

6. Demand Forecasting: Accurate demand forecasting is vital for pricing. Big data can help businesses predict demand patterns, allowing them to adjust prices to match expected demand fluctuations.

7. Customer Lifetime Value (CLV): CLV models based on big data analysis help in setting prices that consider the long-term value of customers. This can justify offering discounts or incentives to acquire and retain high-value customers.

8. A/B Testing: A/B testing can be employed to assess the impact of different pricing strategies on customer behavior. Big data analysis can reveal which pricing strategy is most effective in achieving specific goals.

9. Geo-Pricing: Big data can help companies tailor prices based on location, allowing for regional price adjustments that account for varying economic conditions and customer preferences.

10. Price Optimization Software: Several software solutions leverage big data analytics to recommend optimal prices based on historical data, real-time market conditions, and other relevant factors.

11. Subscription Pricing: For subscription-based businesses, big data can be used to determine the ideal pricing structures, including monthly, yearly, or tiered pricing options, to maximize revenue and customer retention.

12. Compliance and Risk Mitigation: In highly regulated industries, big data can help ensure that pricing practices comply with legal requirements and reduce the risk of fines or legal actions.

Big data pricing solutions are increasingly critical for businesses that aim to remain competitive and adapt to changing market conditions. By leveraging the power of big data analytics, companies can make informed pricing decisions that drive revenue growth and enhance customer satisfaction.

History of the Company

The Company was incorporated on September 11, 2008, as a Nevada corporation under the name Hermes Jet Inc. The Company was initially focused the global brokerage of executive aircraft to corporations, institutions, and wealthy private individuals.

Thereafter, on January 26, 2011, the Company filed a Registration Statement under the Securities Act of 1933, as amended, on Form S-1 registering shares of its Common Stock with the Securities Exchange Commission (“SEC”). The Company was never able to successfully initiate meaningful operations, accordingly, on June 19, 2013, the Company filed a Form 15 – “Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Section 13 and 15(d) of the Securities Exchange Act of 1934”, terminating the Company’s duty to file Quarterly and Annual Reports with the SEC.

In 2016, the Company ceased operations and its then existing officers and directors abandoned their positions.

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On or about June 21, 2018, Hybrid Titan Management, LLC (“HTM”), as Plaintiff, filed suit in the District Court, Clark County, State of Nevada (the “Court”) against the Company, under case Number A-18-776487-C (the “Complaint”) captioned “Hybrid Titan Management, LLC vs. Continental Beverage Brands Corporation.” In the Complaint, HTM alleged that, as a successor in interest to certain debts owed by the Company to its transfer Agent which were purchased by HTM, HTM was entitled to damages in an amount exceeding $15,000.00 and “that a receiver be appointed pursuant to NRS S.32…to manage and control the business of…” the Company.

Thereafter, on or about January 2, 2019, the Court granted default judgment in favor of HTM, and as against the Company, ordering, among other things, that William Alessi (“Alessi”) be appointed receiver for the Company as a result of monies owed to HTM totaling $8,211.98, which the Court itemized, confirmed and approved as validly owing to HTM. In that same order, the Court deemed the case “closed.” In his capacity as receiver of the Company, Alessi was successful in reinstating the Company’s corporate status to “Active” with the State of Nevada, retained new accountants to prepare and file missing reports with OTC Markets, and filed the requisite Annual List with the State of Nevada on January 8, 2019, in which he appointed himself as sole officer and director of the Company.

On November 12, 2019, the Company received the resignation of Mr. Alessi as the Company’s sole-officer and director. In connection therewith, on November 12, 2019, Mr. Alessi agreed to cancel, and returned to authorized but unissued status, 8,211,980 shares of Company common stock, which shares were ultimately cancelled on March 20, 2020. Effective the same day, the Company appointed Andrew Gaudet (“Mr. Gaudet”) as the Company’s sole-officer and director.

On March 20, 2023, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), by and among the Company, on one hand, and JT Technologies LLC (“JTLLC”) and Nitish Sharma, an individual and the sole managing member of JTLL (“Sharma”) on the other hand (collectively, JTLLC and Sharma are hereinafter referred to as the “Seller”) whereby the Company acquired various big data analytics related assets from the Seller for use in the gaming and gambling industry to analyze player behavior and fraud protection, among other similar information.

On September 18, 2023, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Gurneet Kaur (the “Ms. Kaur”) whereby Ms. Kaur has agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. The Employment Agreement is effective as of October 1, 2023, (the “Effective Date”) for a period of one (1) year.

On the same day, the Company received notice of resignation from Mr. Gaudet from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, and, Secretary of the Company. Mr. Gaudet retained his position as a member of the Company’s Board of Directors.

On September 19, 2023, the Company appointed two independent directors to its Board, Mr. Sameer Kudsia and Mr. Navneet B. Tayal, both will serve until the next annual meeting of the Company or until their respective successor is duly appointed.

Thereafter, on October 5, 2023, the Company appointed Mr. Gaudet to serve as the Company’s Chief Operating Officer to serve until the next annual meeting of the Company or until his respective successor is duly appointed.

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ITEM 1A. RISK FACTORS.

RISKS RELATED TO OUR COMPANY

We are a recently re-organized development stage company but have not yet commenced operations in our business. We expect to incur operating losses for the foreseeable future.

We were incorporated on September 11, 2008, and ceased all operations in 2016, to date have been involved primarily in re-organization activities. Until March 20, 2023, we had limited to no operations, and we have only recently commenced our business operations. Accordingly, we have no way to evaluate the likelihood that our business will be successful. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we may to undertake in the future. These potential problems include, but are not limited to, unanticipated problems relating to the market acceptance of our business, developing relationship with suppliers, distribution and challenges, and additional costs and expenses that may exceed current estimates. Prior to time that we are ready to market and distribute our prospective product line, we anticipate that the Company will incur increased operating expenses without realizing any revenues. We expect to incur significant losses into the foreseeable future. We recognize that if the effectiveness of our business plan is not forthcoming we will not be able to continue business operations. There is no operating history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our yet to be determined acquisition of business or assets and subsequent business operations will most likely fail.

We have incurred net losses since our inception and expect losses to continue.

We have not been profitable since our inception and there is no guarantee and that our subsequent operations will be profitable in the future, and you could lose your entire investment.

We may not be able to continue as a going concern if we do not obtain additional financing.

Our independent accountant’s audit report states that there is substantial doubt about our ability to continue as a going concern. We have incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. There can be no assurance that we will be able to raise any additional funds, or we are able to raise additional funds, that such funds will be in the amounts required or on terms favorable to us.

Our current president and chief executive officer may have other business interests.

Gurneet Kaur, our President and Chief Executive Officer, currently devotes approximately 20 hours per week providing management services to us. While she presently possesses adequate time to attend to our interest, it is possible that the demands on her from other obligations could increase, with the result that he would no longer be able to devote sufficient time to the management of our business. The loss of Ms. Kaur to our company could negatively impact our business development.

We have requirements for and there is an uncertainty of access to additional capital.

Ultimately, our ability to continue our business operations depends in part on our ability to obtain financing through, debt financing, equity financing, or commence operations and generate revenues or some combination of these or other means. There can be no assurance that we will be able to obtain any such financing.

We have no cash flow from operations and depend on equity financing and shareholder loans for our operations.

Our current operating funds are less than necessary to complete our intended plan of operations. We will need additional funds. Our failure to obtain such additional financing could result in delay or indefinite postponement of further of any subsequent operations which would have a material adverse effect on our business.

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Our operating results may prove unpredictable.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which we have no control over. Factors that may cause our operating results to fluctuate significantly include: our ability to generate enough working capital from future sales; the level of commercial acceptance by the public of the services/products we may develop; fluctuations in the demands of any products; the amount and timing operating costs and capital expenditures relating to expansion of subsequent business, operations, infrastructure, and general economic conditions. If realized, any of these factors could have a material effect on our business, financial condition, and operating results.

RISKS RELATED TO OUR INDUSTRY

The IT industry is intensely competitive and evolving, and competitive pressures could adversely affect our pricing practices or demand for our offerings and services.

We operate in the intensely competitive IT industry, which is characterized by rapidly changing technology, evolving industry standards and models for consuming and delivering business and IT services, frequent new product introductions, and frequent price and cost reductions. In general, as a participant in the data analytic solutions market, we face:

•	Changes in customer IT spending preferences and other shifts in market demands, which drive changes in the Company’s competition;
•	Changes in pricing, marketing, and product strategies, such as potential aggressive price discounting and the use of different pricing models by our competitors;
•	Rapid changes in product delivery models, such as on-premises solutions versus cloud solutions;
•	Rapid changes in computing technology and capabilities that challenge our ability to maintain differentiation at the lower range of business intelligence analytic functions;
•	New and emerging analytic technologies, competitors, and business models;
•	Continued emergence of open-source software that often rivals current technology offerings at a much lower cost despite its limited functionality;
•	Changing competitive requirements and deliverables in developing and emerging markets; and,
•	Continuing trend toward consolidation of companies, which could adversely affect our ability to compete, including if our key partners merge or partner with our competitors.

Our competitors include established companies within our industry, including Amazon, Google, IBM, Oracle, Microsoft, and SAP, which are well-capitalized companies with widespread distribution, brand recognition and penetration of platforms and service offerings. The significant purchasing and market power of these larger competitors, which have greater financial resources than we do, could allow them to surpass our market penetration and marketing efforts to promote and sell their offerings and services. In addition, many other companies participate in specific areas of our business, such as enterprise applications, analytic platforms, and business intelligence software. In some cases, we may partner with a company in one area of our business and compete with them in another. In delivering our platform in a cloud environment to certain of our customers, we may partner with Amazon, Google, or Microsoft, which are public cloud service providers. The status of our business relationships with these companies can influence our ability to compete for analytic data solutions opportunities in such areas. In addition, we see additional competition from both established and emerging cloud-only data vendors and open-source providers. Failure to compete successfully with new or existing competitors in these and other areas could have a material adverse impact on our ability to generate additional revenues or sustain existing revenue levels.

Privacy concerns, evolving regulation of cloud computing, cross-border data transfer restrictions and other domestic or foreign regulations may limit the use and adoption of our solutions and services and adversely affect our business.

Regulation related to the provision of services over the Internet is evolving, as federal, state, and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer, and use of data. In some cases, new data privacy laws and regulations, such as the European Union’s General Data Protection Regulation that took effect in May 2018, the California Consumer Privacy Act, which took effect in January 2020, and an amended Act on the Protection of Personal Information in Japan, which took effect 2022, may impose new obligations directly on the Company as both a data controller and a data processor, as well as on many of our customers. These new laws may require us to make changes to our solutions and services to and/or our customers to comply with the new legal requirements and may also increase our potential liability exposure through higher potential penalties for non-compliance. Further, laws such as the European Union’s e-Privacy Regulation are increasingly aimed at the use of personal information for marketing purposes, and the tracking of individuals’ online activities. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements could reduce demand for our solutions and services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability to offer our solutions and services in certain locations or our customers' ability to deploy our solutions globally. For example, legal challenges in Europe regarding how companies transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as a replacement for the EU-U.S. and Swiss-U.S. Privacy Shield framework. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our solutions and services, reduce overall demand for our solutions and services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties, or liabilities for noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business.

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In addition to government activity, privacy advocacy and other industry groups have established or may establish new self-regulatory standards that may place additional burdens on our ability to provide our solutions and services globally. Our customers expect us to meet voluntary certification and other standards established by third parties, such as related International Organization for Standardization standards. If we are unable to maintain these certifications or meet these standards, it could adversely affect our ability to provide our solutions to certain customers and could harm our business. Furthermore, concerns regarding data privacy may cause our customers’ customers to resist providing the data necessary to allow our customers to use our solutions and services effectively. Even the perception that the privacy

RISKS ASSOCIATED WITH THIS REGISTRATION STATEMENT

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The Company’s management could issue additional shares.

The Company has 300,000,000 authorized common shares, of which 109,634,536 are currently issued and outstanding. The Company’s management could, without the consent of the existing shareholders, issue substantially more shares, causing a further dilution in the equity portion of the Company’s current shareholders. Additionally, large share issuances would generally have a negative impact on the Company’s share price.

We do not anticipate paying dividends.

We do not anticipate paying dividends on our common stock in the foreseeable future, but plan rather to retain earnings, if any for the operation, growth, and expansion of our subsequent business. Because the Company does not anticipate paying cash dividends in the foreseeable future which may lower expected returns for investors, and as such our stockholders will not be able to receive a return on their investment unless they sell their shares of common stock.

ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

Results of Operations for the Years Ended December 31, 2022 and 2021

Revenues

We earned no revenues for years ended December 31, 2022 or 2021.

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Operating Expenses

We incurred $7,806,495 in operating expenses for the year ended December 31, 2022, as compared with $2,827,278 in the year ended December 31, 2021. The increase in operating expenses is the result of increased stock-based compensation during the year ended December 31, 2022. We expect our operating expenses will increase in future years as a result of the costs associated with the increased operating activity under our business model.

Other Income/Expenses

We had other expenses of $28,412 for the year ended December 31, 2022, compared to other income of $18,270 for the year ended December 31, 2021. Our other income for the year ended December 31, 2021, was associated with a gain on extinguishment of debt.

Net Loss

We recorded a net loss of $7,995,125 for the year ended December 31, 2022, compared to a net income of $2,827,278 for the year ended December 31, 2021. The increase in net loss was associated with the factors discussed above.

Results of Operations for the Three Months Ended September 30, 2023 and 2022

Revenues

We earned no revenues for the three months ended September 30, 2023 or 2022.

Operating Expenses

We incurred $2,939,764 in operating expenses for the three months ended September 30, 2023, as compared with $7,835,955 during the three months ended September 30, 2022. The decrease in operating expenses is the result of a decrease in stock-based compensation during the three months ended September 30, 2022.

Other Income/Expenses

We had other income of $1,428 for the three months ended September 30, 2023, as compared with $3,776 during the three months ended September 30, 2022. Our other income for the three months ended September 30, 2023, was primarily associated with an adjustment to interest expense from the prior quarter.

Net Loss

We recorded a net loss of $2,938,336 for the three months ended September 30, 2023, compared to a net loss of $7,839,731 for the three months ended September 30, 2022. The decrease in the net loss is the result of the factors discussed above.

Results of Operations for the Nine Months Ended September 30, 2023 and 2022

Revenues

We earned no revenues for the three months ended September 30, 2023 or 2022.

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Operating Expenses

We incurred $2,959,948 in operating expenses for the nine months ended September 30, 2023, as compared with $7,853,868 during the nine months ended September 30, 2022. The decrease in operating expenses is the result of a decrease in stock-based compensation during the three months ended September 30, 2022.

Other Income/Expenses

We had other expenses of $15,460 for the nine months ended September 30, 2023, as compared with $10,004 during the nine months ended September 30, 2022. The increase in interest expense is the result of increased debt incurred during the nine months ended September 30, 2023.

Net Loss

We recorded a net loss of $2,974,948 for the nine months ended September 30, 2023, compared to a net loss of $7,853,868 for the nine months ended September 30, 2022. The increase in the net loss is the result of the factors discussed above.

Liquidity and Capital Resources

Our financing objective is to maintain financial flexibility to meet the material, equipment and personnel needs to support our project commitments, and pursue our expansion and diversification objectives.

As of December 31, 2022, we had total current assets of $0 and total current liabilities of $373,641. We had working capital of $373,641 as of December 31, 2022.

Net cash used by operating activities was $32,670 for the year ended December 31, 2022, as compared with $93,322 cash used for the year ended December 31, 2021. Our negative operating cash flow for both periods was our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $32,670 in cash for the year ended December 31, 2022, as compared with $93,322 for the year ended December 31, 2021. Our positive financing cash flow for 2022 and 2021 mainly consisted of proceeds from note of related parties and proceed from the issuance of common stock.

As of September 30, 2022, we had total current assets of $0 and total current liabilities of $420,590. We had working capital of $420,590 as of December 31, 2022.

Net cash used by operating activities was $28,825 for the nine months ended September 30, 2023, as compared with $27,832 cash used for the nine months ended September 30, 2022. Our negative operating cash flow was a result of our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $28,825 in cash for the nine months ended September 30, 2023, as compared with $27,832 for the nine months ended September 30, 2022. Our positive financing cash flow for 2022 and 2021 mainly consisted of proceeds from note of related parties and third parties.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions included in the Notes to our financial statements is critical to an understanding of our financial statements.

ITEM 3. PROPERTIES.

Our office is located in a shared office space which presently is sufficient for our needs, and we pay approximately $500.00 a month, which we believe will suffice for our immediate needs. Management does not anticipate any issue in locating and securing additional office space as the Company implements its plan of operation and the business grows.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the number of shares of Common Stock beneficially owned on December 31, 2023, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group: December 31, 2023, we had 109,634,536 shares of common stock outstanding.

Name of Beneficial Owner	Common Shares Owned	Options Exercisable	Common Shares Beneficially owned	Percentage of Class (1)
Andrew Gaudet (2)(3)	1,000,000	0	1,000,000	0.91%
Gurneet Kaur (4)	72,944,965	0	72,944,965	66.53%
Sameer Kudsia(5)	0	0	0	0.00%
Navneet B. Tayal(5)	0	0	0	0.00%
All officers and Directors as a Group	73,944,965	0	73,944,965	67.44%

(1)

This table is based upon information derived from our stock records. We believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned; except as set forth above, applicable percentages are based upon 109,634,536 shares of common stock outstanding as of the date of this Registration Statement on Form 10.

(2)

On September 18, 2023, the Company received notice of resignation from Mr. Andrew Gaudet from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, and, Secretary of the Company. Mr. Gaudet retained his position as a member of the Company’s Board of Directors.

(3)

Thereafter, on October 5, 2023, the Company appointed Mr. Gaudet to serve as the Company’s Chief Operating Officer to serve until the next annual meeting of the Company or until his respective successor is duly appointed.

(4)

On September 18, 2023, the Company entered into an Executive Employment Agreement with Ms. Gurneet Kaur whereby Ms. Kaur agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors.

(5)

Effective September 19, 2023, the Company appointed two independent directors to its Board, Mr. Sameer Kudsia and Mr. Navneet B. Tayal, both will serve until the next annual meeting of the Company or until their respective successor is duly appointed.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

(a) Identification of Directors and Executive Officers.

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position(s)
Andrew Gaudet	52	Chief Operating Officer &Director

Gurneet Kaur	28	President, Chief Executive Officer, Chief Financial Officer, Secretary, and Chairman of the Board of Directors

Sameer Kudsia	58	Director

Navneet B. Tayal	58	Director

Business Experience

Mr. Andrew Gaudet: Mr. Gaudet is a driven, dynamic, visionary with extensive business development and sales experience. Demonstrated executive leadership abilities with more than 12 years of progressive executive and senior management experience. He has managed teams of up to 20 direct reports across Canada, both in-house and remotely, as a senior strategist, analytical thinker, accomplished presenter, and public speaker with superior organizational and time-management skills. Specifically, since July 2013, he has been the Director of Business Development at Anglo Finance Group Ltd. where he has managed over 40 financing projects in construction, manufacturing, healthcare, resource, and renewable energy from initial sale through due diligence to closing. Created and maintained a roster of national and international funding partners specializing in alternative funding. Built and managed a sales team of 20 representatives, which quickly achieved better than expected results in both new corporate finance and management clients each year exceeding quota every year.

Ms. Gurneet Kaur: Ms. Kaur is committed to staying ahead of industry trends and constantly exploring multiple new opportunities to enhance stakeholders’ benefits. Highly eﬀective communicator excelling at building relationships across organizational levels and client base. To this end, Ms. Kaur has most recently been a Fintech Consultant for Bluechip Financial Markets Limited, Mauritius since March 2020, during this time she has been tasked to consult directly with clients to understanding their objectives, industries priorities, recommending best practices, and developed effective campaigns to achieve their goals. Additionally, being a longstanding enthusiast of gaming tech, she has seen major changes in the gaming industry and using this practical knowledge she was tasked to introduce a gaming product division to the firm and beta tested products. She also has advised and monitored the AI and blockchain capabilities to the gaming products. Prior to this Ms. Kaur was a HR & Marketing Coordinator with DFM Marketing Management, Dubai from October 2018 through January 2020, where she assisted with all internal and external HR related inquiries and requests. She holds a Bachelor of Arts-Economics from the University of Delhi, Delhi and a Bachelor of Education from CRS University, Jind, Haryana.

Mr. Sameer Kudsia: Mr. Kudsia, founder partner, is a commerce graduate from Shri Ram College of Commerce, Delhi University in 1985. He qualified as a Chartered Accountant in 1988. He has over 34 years of extensive experience in the fields of Statutory, Internal and Concurrent Audits (Companies, Financial Institutions, Banks, NGOs, and Government Authorities etc.) and Business Consulting, MIS, Cost Control Measures. He is widely experienced in designing of Accounting Systems and internal procedures and controls. His fields of expertise include Company Law Matters, Taxation (Income Tax & GST) (planning and representing before appropriate authorities), Wealth Advisory and Succession Planning.

Mr. Navneet B. Tayal: Navneet B Tayal, partner, graduated from Shri Ram College of Commerce in 1985 and qualified as a Chartered Accountant in 1995. He has over 27 years of rich experience in fields of paper producing companies, telecom services and large consumer cooperatives involved in public distribution. He is an executive member of Shri Ram College Alumni Association with extensive experience in audits, taxation, and GST.

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b) Significant Employees.

None.

(c) Family Relationships.

None.

(d) Involvement in Certain Legal Proceedings.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

(e) Audit Committee.

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

(f) Code of Ethics.

We do not currently have a code of ethics.

ITEM 6.  EXECUTIVE COMPENSATION.

No officer or director has received any compensation from the Company since the inception of the Company. Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company. Our officer and director intend to devote very limited time to our affairs.

The Company has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers, or other employees, but our sole officer and director may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be disclosed. The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officer and director until such time that the Company completes a reverse merger or business combination.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

Not Applicable.

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board of Directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct. We have two independent directors on our Board of Directors.

Director Independence

The Company appointed two independent directors to its Board, Mr. Sameer Kudsia and Mr. Navneet B. Tayal, both will serve until the next annual meeting of the Company or until their respective successor is duly appointed. The Company’s current Board of Directors has affirmatively determined that both Mr. Sameer Kudsia and Mr. Navneet B. Tayal meet the applicable standards for independent directors under the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Other than the foregoing, neither Mr. Kudsia and Mr. Tayal is party to any arrangement or understanding with any person, pursuant to which they were appointed as a director of the Company, nor is a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

ITEM 8. LEGAL PROCEEDINGS.

None

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Information.

Our Common Stock is quoted on the OTC Markets Group, Inc.’s PINK tier under the symbol “CBBB”. On December 31, 2023, the closing bid price of our Common Stock was $0.18 per share. We cannot assure you that a robust trading market for our common stock will ever develop. The Company has not registered its class of common stock for resale under the blue-sky laws of any state and current management does not anticipate doing so. The holders of shares of common stock, and persons who may desire to purchase shares of our common stock in any trading market that might develop in the future, should be aware that significant state blue-sky law restrictions may exist which could limit the ability of stockholders to sell their shares and limit potential purchasers from acquiring our common stock.

Trading Information The Company’s common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol ‘‘CBBB.’’ The trading market for the common stock has been extremely limited and sporadic.

The following table sets forth for the respective periods and the indicated the prices of our common stock in this market as reported and summarized by the National Quotation Bureau. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions. During the fiscal years ended December 2023, and during 2022, the Company’s common stock had a trading history as follows:

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Fiscal Year 2023	Hi	Low

December 31, 2023*	$0.190	$0.122
September 30, 2023	$0.190	$0.122
June 30, 2023	$0.175	$0.122
March 31, 2023	$0.140	$0.102

Fiscal Year 2022

December 31, 2022	$0.140	$0.150
September 30, 2022	$0.293	$0.200
June 30, 2022	$0.450	$0.160
March 31, 2022	$0.405	$0.300

*This line reflects the High and Low Price through the date of filing of this Report.

Last Reported Price

On February 1, 2024, the last reported bid price of our shares of common stock reported on the Pink Sheets was $0.18 per share.

Transfer Agent

The Transfer Agent for shares of the Company’s securities is VStock Transfer LLC, located at 18 Lafayette Place, Woodmere, NY 11598.

Rule 144 Availability

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;
•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Neither the Company nor its officer and director has any present plan, proposal, arrangement, understanding or intention of selling any unissued or outstanding shares of common stock in the public market subsequent to a business combination. Nevertheless, in the event that a substantial number of shares of our common stock were to be sold in any public market that may develop for our securities subsequent to a business combination, such sales may adversely affect the price for the sale of the Company’s common stock securities in any such trading market. We cannot predict what effect, if any, market sales of currently restricted shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time, if any.

(b) Holders.

As of December 31, 2023, the Company had 134 shareholders of record.

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(c) Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business.

(d) Securities Authorized for Issuance under Equity Compensation Plans.

None.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Capital Stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2023, 109,634,536 shares of Common Stock are issued and outstanding. All of our shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no pre-emptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

Our Articles of Incorporation also provides that the board of directors has the flexibility to set new classes, series, and other terms and conditions of the preferred shares. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof.

Our Articles of Incorporation also provides that the board of directors may issue common shares, and such may be issued without further stockholder approval and for such purposes as the board deems in the best interest of our company including future stock splits and split-ups, stock dividends, equity financings and issuances for acquisitions and business combinations. In addition, such authorized but unissued common shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common and preferred shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a ‘‘poison pill.’’

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Common Stock

The holders of common stock are entitled to one vote per share. The Company’s Articles of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of the Company. Upon liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Preferred Stock if any. The holders of common stock have no pre-emptive, subscription, redemption, or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon conversion of the Preferred Stock, if any, and exercise of Warrants, if any, will be, when issued, fully paid and non-assessable.

Preferred Stock

None.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes (the “NRS”). Our Articles of Incorporation state that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company must indemnify to the maximum extent permitted by Nevada law its officers and directors in any civil, criminal, administrative or investigative proceeding except an action by or in the right of the Company, including attorneys’ fees, judgments, fines and amounts paid in settlement provide he or she acted in good faith and in a manner that he or she reasonably believed to be in, and not opposed to, the Company’s best interests. Pursuant to NRS 78.138, no indemnification is required if it is proven that the officer or director breached his or her fiduciary duties and that breach involved intentional misconduct, fraud, or a knowing violation of law. The termination of any such proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not by itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the Company’s best interests and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. Additionally,  the Company must indemnify officers and directors who are party or are threatened to be made a party to any action or lawsuit by or in the right of the Company to the maximum extent permitted by the NRS, including attorneys’ fees, unless it is proven his or her act, or failure to act, was a breach of fiduciary duty involving intentional misconduct, fraud, or a knowing violation of law rendering him or her liable under NRS 78.138, unless he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the Company’s best interests. The Board of Directors in its sole discretion may indemnify the Company’s employees and agents to the extent not prohibited by the NRS or other applicable law. The Company may advance the costs of defense to persons involved in legal proceedings at the discretion of the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is determined that he or she is entitled to indemnification by the Company the NRS.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The consolidated financial statements of the Company appear at the end of this report beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

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ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements.

Annual Financial Statements (audited):

Quarterly Financial Statements (unaudited):

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BLUE CHIP TECHNOLOGIES CORP.

Dated: February 5, 2024	/s/ Gurneet Kaur
Gurneet Kaur
President and Director
Principal Executive Officer
Principal Financial Officer
Principal Accounting Office

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EXHIBIT INDEX

Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, not present in amounts sufficient to require submission of the schedule, or the required information is otherwise included in our financial statements and related notes.

(b) Exhibits: We have filed the follow documents as exhibits required by Item 601 of Regulation S-K (§229.601 of this chapter).

Exhibit No.	Document Description

3.1	Articles of Incorporation, as amended*
3.2	Bylaws*
10.1	Asset Purchase Agreement by and among the Company, JT Technologies LLC, and Nitish Sharma*
10.2	Employment Agreement by and between the Company and Gurneet Kaur*
23.1	Consent of Independent Auditors*

*filed herewith

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Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Blue Chip Technologies Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Blue Chip Technologies Corp. (Formerly Continental Beverage Brands Corporation) (the Company), which comprise the balance sheet as of December 31, 2022 and 2021, respectively, and the related statements of Operations, Changes in Stockholder’s Equity, and Cash Flows for the years then ended, and the related notes to the financial statements.  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the period then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United Sates) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we were required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluation of the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has incurred losses since inception of $24,398,541.  For the year ended December 31, 2022, the Company had a net loss of $7.995,125. These factors create an uncertainty as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

We have served as the Company’s auditor since 2023.

Denver, Colorado December 27, 2023 PCAOB# 6778

blaze@griesandassociates.com

501 S. Cherry Street Suite 1100, Denver, Colorado 80246

  (O)720-464-2875 (M)773-255-5631 (F)720-222-5846

F-1

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$-	$-
Assets of discontinued operations	-	33
Total current assets	-	33

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	96,430	95,011
Notes payable - related party	71,892	39,222
Notes payable, net of debt discount	95,728	95,728
Convertible notes payable, net of debt discount	109,591	109,591
Liabilities of discontinued operations	-	200,389
Total current liabilities	373,641	539,941

Total liabilities	373,641	539,941

Stockholders' deficit
Common stock, $0.001 par value, 300,000,000 shares authorized, 80,634,536 and 61,075,035 shares issued and outstanding as of December 31, 2022 and 2021, respectively	80,635	61,075
Additional paid in capital	23,944,265	17,317,411
Accumulated deficit	(24,398,541)	(17,918,394)
Total stockholders' deficit	(373,641)	(539,908)

Total liabilities and stockholders' deficit	$-	$33

See accompanying notes to the consolidated financial statements

F-2

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

STATEMENTS OF OPERATIONS

	For the years ended
	December 31, 2022	December 31, 2021

Revenue	$-	$-

Operating expenses
General and administrative	7,788,993	2,512,578
Professional fees	17,502	99,293
Total operating expenses	7,806,495	2,611,871

Loss from operations	(7,806,495)	(2,611,871)

Other income (expenses)
Interest expense	(28,412)	(35,931)
Gain on extinguishment of notes payable	-	-
Total income (expenses)	(28,412)	(35,931)

Net loss before tax provision	(7,834,907)	(2,647,802)
Tax provision	-	-
Net loss from continuing operations	$(7,834,907)	$(2,647,802)
Net loss from discontinued operations before tax provision	(160,218)	(179,477)
Tax provision for discontinued operations	-	-
Net loss from discontinued operations	$(160,218)	$(179,477)
Net loss	$(7,995,125)	$(2,827,279)

Net loss per common share from continuing operations - basic and diluted	$(0.11)	$(0.04)
Net loss per common share from discontinued operations- basic and diluted	$--	$(0.00)
Net loss per common share - basic and diluted	$(0.12)	$(0.04)

Weighted average number of common shares outstanding - basic and diluted	68,201,860	68,661,573

See accompanying notes to the consolidated financial statements

F-3

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

 STATEMENTS OF STOCKHOLDERS' DEFICIT

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2020	51,975,035	51,975	14,752,911	(15,091,115)	(286,229)
Stock issued for cash	1,300,000	1,300	52,800	-	54,100
Stock issued for services	5,000,000	5,000	2,489,500	-	2,494,500
Shares issued for extinguishment of notes	2,800,000	2,800	22,200	-	25,000
Net loss	-	-	-	(2,827,279)	(2,827,279)
Balance, December 31, 2021	61,075,035	61,075	17,317,411	(17,918,394)	(539,908)
Stock issued for services	38,944,965	38,945	7,750,048	-	7,788,993
Spin-off of Everything Produce	(19,385,464)	(19,385)	(1,123,194)	1,514,978	372,399
Net loss	-	-	-	(7,995,125)	(7,995,125)
Balance, December 31, 2022	80,634,536	80,635	23,944,265	(24,398,541)	(373,641)

See accompanying notes to the consolidated financial statements

F-4

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2022	December 31, 2021
Cash Flows from Operating Activities
Net loss from continuing operations	$(7,834,907)	$(2,647,802)
Net loss from discontinued operations	(160,218)	(179,477)
Adjustments to reconcile net loss to net cash provided by operating activities:
Shares issued for services	7,788,993	2,494,500
Spin-off of Everything Produce	372,399	-
Changes in assets and liabilities
Accounts payable and accrued liabilities	1,419	(65,886)
Operating cash flow from continued operations	167,686	(398,665)
Operating cash flow from discontinued operations	(200,356)	305,343
Net cash used in operating activities	(32,670)	(93,322)

Cash Flows from Investing Activities:
Net cash used in investing activities	-	-

Cash Flows from Financing Activities:

Proceeds from the issuance of common stock	-	54,100
Proceeds from convertible notes payable - related party	32,670	39,222
Financing cash flows from continued operations	32,670	93,322
Financing cash flows from discontinued operations	-	-
Net cash provided by financing activities	32,670	93,322

Net decrease in cash	-	-
Cash of continuing operations, beginning of period	-	-
Cash, end of period	$-	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued to settle notes payable	$-	$25,000

See accompanying notes to the consolidated financial statements

F-5

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER  31, 2022

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Blue Chip Technologies Corp. (Formerly Continental Beverage Brands Corporation) (the “Company or “CBBB”) was incorporated in the State of Nevada on September 11, 2008. At that time the primary business of the Company was to act as a global broker for business and private jets by connecting travelers (corporations, institutions and wealthy private individuals) with executive aircraft that are independently owned and operated by third party companies or individuals. On February 5, 2015, the Company changed its name to better reflect its anticipated new business direction. The Company had received approval of its Federal Permit to distribute alcoholic beverages, which would be accomplished, through its subsidiaries, Continental Beverage Inventory and Warehousing Ltd., and promotional activities through Continental Beverage Marketing and Promotion Inc. In early 2016, the Company abandoned its activities and ceased to operate.

On March 20, 2023, the “Company entered into an Asset Purchase Agreement by and among the Company, on the one hand and JT Technologies LLC (“JTLLC”) and Nitish Sharma, an individual and the sole managing member of JTLLC, on the other hand whereby the Company acquired various big data analytics related assets from the Seller for use in the gaming and gambling industry to analyze player behavior and fraud protection, among other similar information. Collectively, al intellectual property, proprietary and non-proprietary technology, know-how, and all other assets of the seller that maybe, directly, or indirectly, applied to big data analytics in the gaming and gaming industry are referred to hereinafter as the “Acquired Assets”. In exchange for the Acquired Assets, the Company issued 5,000,000 restricted shares of the 2. Buyer’s common stock to Seller.

On May 26, 2023, the Company changed its name to Blue Chip Technologies Corporation.

On September 18, 2023, the Company received notice of resignation from Mr. Andrew Gaudet from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Secretary. Mr. Gaudet retained his position as a member of the Company’s Board of Directors.

Effective the same day, the Company entered into an Executive Employment with Gurneet Kaur whereby Ms. Kaur agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. On the same day, and pursuant to a Stock Purchase Agreement, Ms. Kaur acquired 48,944,965 shares of common stock from Nitish Sharma. Accordingly, Ms. Kaur now owns 72,944,965 restricted shares of our common stock, which represents approximately 66.53% of the total issued and outstanding shares of common stock.

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. Management is of the opinion that all necessary adjustments have been made to make these interim consolidated financial statements not misleading.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  During the year ended December 31, 2022, the Company incurred net losses of $7,995,125 and accumulated deficits of $24,398,541. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

F-6

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test.  Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Stock-based compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718-10 and the conclusions reached by the ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by ASC 505-50

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

F-7

Income Taxes

The Company’s calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. The Company recognizes tax liabilities for uncertain tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required. The Company had no uncertain tax positions as of December 31, 2022 and 2021.

Deferred income taxes are recognized in the consolidated financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in depreciation methods of archived images, and property and equipment, stock-based and other compensation, and other accrued expenses. A valuation allowance is established when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S., or the various state jurisdictions, may be materially different from management’s estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. Interest and penalties are included in tax expense.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes. As of December 31, 2022 and 2021, the Company had no accrued interest or penalties related to uncertain tax positions.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

F-8

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of December 31, 2022 and 2021 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements on December 31, 2022 and 2021.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of December 31, 2022:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of December 31, 2021:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

Recent Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. Under the current business combinations guidance, such assets and liabilities are recognized by the acquirer at fair value on the acquisition date. This new guidance is effective for the Company for its fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is evaluating its potential impact but does not expect the new standard to have a material impact on the Company’s results of operations or cash flows.

F-9

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on October 1, 2020 (“ASU 2016-13”). ASU 2016-13 requires entities to use a new forward-looking “expected loss” model that reflects expected credit losses, including credit losses related to trade receivables, and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates, which generally will result in the earlier recognition of allowances for losses. As the Company was a Smaller Reporting Company at the time of issuance of the ASU, the Company expects to adopt the ASU effective October 1, 2023, including the interim periods within the fiscal year. Early application of the adoption is permitted. The Company is evaluating its potential impact but does not expect the new standard to have a material impact on the Company’s results of operations or cash flows.

In August 2020, the FASB issued ASU 2020-06, “Debt - Debt with Conversion and Other Options (subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (subtopic 815-40),” which reduces the number of accounting models in ASC 470-20 that require separate accounting for embedded conversion features. As a result, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the effective interest rate of convertible debt instruments will be closer to the coupon interest rate. Further, the diluted net income per share calculation for convertible instruments will require the Company to use the if-converted method. The treasury stock method should no longer be used to calculate diluted net income per share for convertible instruments. The amendment will be effective for the Company for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

NOTE 4 – SPIN-OFF OF EVERYTHING PRODUCE.

On July 27, 2022, the Company entered into an agreement of conveyance, transfer and assignment of subsidiary agreement to cancel and reverse the acquisition of its subsidiary Everything Produce. As part of the agreement 100% of the Company’s interest in the subsidiary was assigned to the Seller and the Company received and cancelled 19,385,464 shares of common stock. As of the result of the agreement the historical results of operations, assets and liabilities, and the cash flows of Everything Produce are reflected as discontinued operations.

NOTE 5 – NOTES PAYABLE

Promissory notes payable as of December 31, 2022 and 2021 consists of the following:

December 31, 2022	December 31, 2021
$95,728	$95,728
$95,728	$95,728

The Company had notes payable totaling $95,728. The notes bear interest between 6 -10% and are due on demand. During the year ended December 31, 2022 and 2021, the Company recorded interest expense of $4,568 and $4,568, respectively.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of December 31, 2022 and 2021 consists of the following:

December 31, 2022	December 31, 2021
$15,487	$15,487
11,103	11,103
75,000	75,000
8,000	8,000
$109,591	$109,591

F-10

During the year ended December 31, 2022 and 2021, the Company recorded interest expense of $18,722 and $18,722, respectively.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2022, the Company received notes to shareholder amounting to $32,670 for general operating purposes. The notes carry an interest rate of 10% and are due upon demand. As of December 31, 2022 and 2021, the Company had notes due to the shareholder of $71,892 and 39,222, respectively.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 9 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards. The deferred income tax assets are comprised of the following on December 31, 2022 and 2021:

	2022	2021
Deferred income tax assets:	$5,123,064	$3,762,863
Valuation allowance	(5,123,064)	(3,762,863)
Net deferred tax asset	$-	$-

Reconciliation between the statutory rate and the effective tax rate is as follows on December 31, 2022 and 2021:

	2022	2021
Effective Tax Rate Reconciliation:
Federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	0.0%	0.0%
Change in valuation allowance	(21.0)%	(21.0)%
Effective tax rate	0.0%	0.0%

F-11

As of December 31, 2022, the Company had net operating loss carryforwards of approximately $24,398,541 and net operating loss carryforwards expire in 2022 through 2030. The current year’s net operating loss will carryforward indefinitely, limited to 80% of the current year taxable income.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2022 and 2021 the Company has no unrecognized uncertain tax positions, including interest and penalties.

NOTE 10 – STOCKHOLDERS’ EQUITY

As of December 31, 2022 and December 31, 2021, the Company had 80,634,536 and 61,075,035 shares of common stock issued and outstanding.

On October 18, 2022, the Company’s board of directors and a majority of stockholder approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares, par value $0.001 per share. The Certificate of Amendment to the Company’s Articles of Incorporation was filed with the Secretary of State of the State of Nevada on October 18, 2022

On September 2, 2022, we issued 38,944,964 shares of common stock valued at $7,788,933 for services to an officer of the Company.

On September 15, 2022, we were returned and cancelled 19,365,464 shares of common stock for an agreement of conveyance, transfer and assignment of our subsidiary Everything Produce.

NOTE 11 – SUBSEQUENT EVENTS

On March 20, 2023, the “Company entered into an Asset Purchase Agreement by and among the Company, on the one hand and JT Technologies LLC (“JTLLC”) and Nitish Sharma, an individual and the sole managing member of JTLLC, on the other hand whereby the Company acquired various big data analytics related assets from the Seller for use in the gaming and gambling industry to analyze player behavior and fraud protection, among other similar information. Collectively, al intellectual property, proprietary and non-proprietary technology, know-how, and all other assets of the seller that maybe, directly, or indirectly, applied to big data analytics in the gaming and gaming industry. In exchange for the Acquired Assets, the Company issued 5,000,000 restricted shares valued at $875,000.

The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. The total purchase price of $875,000 in connection with the assets acquired is included in intangible assets, in the balance sheets.

On May 11, 2023, the Company issued 5,000,000 restricted shares of common stock valued at $875,000 for certain intangible assets.

On September 22, 2023, the Company issued 24,000,000 restricted shares of common stock valued at $2,928,000 for services.

On October 12, 2023, the Board of Directors authorize an amendment to the articles of Incorporation to specifically increase the authorized shares to One Billion (1,000,000,000), consisting of; (i) Seven Hundred Million (700,000,000) shares of Common Stock, par value $0.0001 per share, Three Hundred Million (300,000,000) shares of preferred stock, par value $0.0001 per share which are issuable in one or more Series; to designate 10,000,000 preferred shares as Series A Preferred Stock and, (iv) to designate 10,000,000 preferred shares as Series B Preferred Stock.

Subsequent to December 31, 2022, the Company has issued various promissory notes amounting to $20,175 for general operating purposes. The notes carry an interest rate of 10% and are due upon demand.

F-12

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

BALANCE SHEETS

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$-	$-
Total current assets	-	-

Intangible assets	875,000	-

Total assets	875,000	-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	114,554	96,431
Notes payable - related party	88,042	71,892
Notes payable	108,403	95,728
Convertible notes payable	109,591	109,591
Total current liabilities	420,590	373,642

Total liabilities	420,590	373,642

Stockholders' deficit

Common stock, $0.0001 par value, 1,000,000,000 shares authorized, 80,654,536 and 109,654,536 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	109,635	80,635
Additional paid in capital	27,718,265	23,944,265
Accumulated deficit	(27,373,490)	(24,398,542)
Total stockholders' deficit	454,410	(373,642)

Total liabilities and stockholders' deficit	$875,000	$-

See accompanying notes to the consolidated financial statements

F-13

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

STATEMENTS OF OPERATIONS

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Revenue	$-	$-	$-	$-

Operating expenses
General and administrative	2,933,223	7,827,938	2,934,401	7,827,938
Professional fees	6,541	8,017	25,087	15,926

Total operating expenses	2,939,764	7,835,955	2,959,488	7,843,864

Loss from operations	(2,939,764)	(7,835,955)	(2,959,488)	(7,843,864)

Other income (expenses)
Interest expense	1,428	(3,776)	(15,460)	(10,004)
Total income (expenses)	1,428	(3,776)	(15,460)	(10,004)

Net loss before tax provision	(2,938,336)	(7,839,731)	(2,974,948)	(7,853,868)
Tax provision	-	-	-	-
Net loss from continuing operations	$(2,938,336)	$(7,839,731)	$(2,974,948)	$(7,853,868)

Net loss per common share - basic and diluted	$(0.03)	$(0.17)	$(0.04)	$(0.14)

Weighted average number of common shares outstanding - basic and diluted	85,634,536	46,604,295	83,938,566	56,198,448

See accompanying notes to the consolidated financial statements

F-14

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

STATEMENTS OF STOCKHOLDERS' DEFICIT

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2022	80,634,536	80,635	23,944,265	(24,398,542)	(373,642)
Net loss	-	-	-	(17,738)	(17,738)
Balance, March 31, 2023	80,634,536	80,635	23,944,265	(24,416,280)	(391,380)
Stock issued for intangible assets	5,000,000	5,000	870,000	-	875,000
Net loss	-	-	-	(18,874)	(18,874)
Balance, June 30, 2023	85,634,536	85,635	24,814,265	(24,435,154)	464,746
Stock issued for services	24,000,000	24,000	2,904,000	-	2,928,000
Net loss	-	-	-	(2,938,336)	(2,938,336)
Balance, September 30, 2023	109,634,536	109,635	27,718,265	(27,373,490)	454,410

Balance, December 31, 2021	61,075,035	61,075	17,317,411	(17,918,393)	(539,907)
Net loss	-	-	-	(15,163)	(15,163)
Balance, March 31, 2022	61,075,035	61,075	17,317,411	(17,933,556)	(555,070)
Net loss	-	-	-	(20,047)	(20,047)
Balance, June 30, 2022	61,075,035	61,075	17,317,411	(17,953,603)	(575,117)
Stock issued for services	38,944,965	38,945	7,750,048	-	7,788,993
Spin-off of subsidiary	(19,385,464)	(19,385)	(1,123,194)	1,514,977	372,398
Net loss	-	-	-	(7,839,731)	(7,839,731)
Balance, September 30, 2022	80,634,536	80,635	23,944,265	(24,278,357)	(253,457)

See accompanying notes to the consolidated financial statements

F-15

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

STATEMENTS OF CASH FLOWS

	For the nine months ended
	September 30, 2023	September 30, 2022
Cash Flows from Operating Activities
Net loss from continuing operations	$(2,974,948)	$(7,853,868)
Adjustments to reconcile net loss to net cash provided by operating activities:
Shares issued for services	2,928,000	7,788,993
Changes in assets and liabilities
Accounts payable and accrued liabilities	18,123	37,043
Net cash used in operating activities	(28,825)	(27,832)

Cash Flows from Investing Activities:
Net cash used in investing activities	-	-

Cash Flows from Financing Activities:

Proceeds from notes payable	12,675	-
Proceeds from notes payable - related party	16,150	27,832
Net cash provided by financing activities	28,825	27,832

Net decrease in cash	-	-
Cash, beginning of period	-	-
Cash, end of period	$-	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Shares issued for intangible assets	$875,000	$-
Spin-off of subsidiary	$-	$372,398

See accompanying notes to the consolidated financial statements

F-16

BLUE CHIP TECHNOLOGIES CORP.

(FKA CONTINENTAL BEVERAGE BRANDS CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Blue Chip Technologies Corp. (Formerly Continental Beverage Brands Corporation) (the “Company or “CBBB”) was incorporated in the State of Nevada on September 11, 2008. At that time the primary business of the Company was to act as a global broker for business and private jets by connecting travelers (corporations, institutions and wealthy private individuals) with executive aircraft that are independently owned and operated by third party companies or individuals. On February 5, 2015, the Company changed its name to better reflect its anticipated new business direction. The Company had received approval of its Federal Permit to distribute alcoholic beverages, which would be accomplished, through its subsidiaries, Continental Beverage Inventory and Warehousing Ltd., and promotional activities through Continental Beverage Marketing and Promotion Inc. In early 2016, the Company abandoned its activities and ceased to operate.

On March 20, 2023, the “Company entered into an Asset Purchase Agreement by and among the Company, on the one hand and JT Technologies LLC (“JTLLC”) and Nitish Sharma, an individual and the sole managing member of JTLLC, on the other hand whereby the Company acquired various big data analytics related assets from the Seller for use in the gaming and gambling industry to analyze player behavior and fraud protection, among other similar information. Collectively, al intellectual property, proprietary and non-proprietary technology, know-how, and all other assets of the seller that maybe, directly, or indirectly, applied to big data analytics in the gaming and gaming industry are referred to hereinafter as the “Acquired Assets”. In exchange for the Acquired Assets, the Company issued 5,000,000 restricted shares of the 2. Buyer’s common stock to Seller.

On May 26, 2023, the Company changed its name to Blue Chip Technologies Corporation.

On September 18, 2023, the Company received notice of resignation from Mr. Andrew Gaudet from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, and, Secretary. Mr. Gaudet retained his position as a member of the Company’s Board of Directors.

Effective the same day, the Company entered into an Executive Employment with Gurneet Kaur whereby Ms. Kaur agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. On the same day, and pursuant to a Stock Purchase Agreement, Ms. Kaur acquired 48,944,965 shares of common stock from Nitish Sharma. Accordingly, Ms. Kaur now owns 72,944,965 restricted shares of our common stock, which represents approximately 66.53% of the total issued and outstanding shares of common stock.

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. Management is of the opinion that all necessary adjustments have been made to make these interim consolidated financial statements not misleading.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  During the nine months ended September 30, 2023, the Company incurred net losses of $2,974,948 and accumulated deficits of $27,373,490. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

F-17

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test.  Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Stock-based compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718-10 and the conclusions reached by the ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by ASC 505-50

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

F-18

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of September 30, 2023 and December 31, 2022 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at September 30, 2023 and December 31, 2022.

F-19

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of September 30, 2023:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of December 31, 2022:

	Level 1	Level 2	Level 3	Total
Liabilities	$-	$-	$-	$-

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 4 – Asset Purchase Agreement

On March 20, 2023, the “Company entered into an Asset Purchase Agreement by and among the Company, on the one hand and JT Technologies LLC (“JTLLC”) and Nitish Sharma, an individual and the sole managing member of JTLLC, on the other hand whereby the Company acquired various big data analytics related assets from the Seller for use in the gaming and gambling industry to analyze player behavior and fraud protection, among other similar information. Collectively, al intellectual property, proprietary and non-proprietary technology, know-how, and all other assets of the seller that maybe, directly, or indirectly, applied to big data analytics in the gaming and gaming industry. In exchange for the Acquired Assets, the Company issued 5,000,000 restricted shares valued at $875,000.

The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. The total purchase price of $875,000 in connection with the assets acquired is included in intangible assets, in the balance sheets.

F-20

NOTE 5 – NOTES PAYABLE

Promissory notes payable as of September 30, 2023 and December 31, 2022 consists of the following:

September 30, 2023	December 31, 2022
$73,228	$73,228
2,500	2,500
20,000	20,000
4,571	-
763	-
7,341	-
$108,403	$95,728

During the nine months ended September 30, 2023, the Company has issued various promissory notes amounting to $12,675 for general operating purposes. The notes carry an interest rate of 10% and are due upon demand.

During the nine months ended September 30, 2023, the Company recorded interest expense of $3,775.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of September 30, 2023 and December 31, 2022 consists of the following:

September 30, 2023	December 31, 2022
$15,487	$15,487
11,103	11,103
75,000	75,000
8,000	8,000
$109,591	$109,591

During the nine months ended September 30, 2023, the Company recorded interest expense of $6,313.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2023, the Company has issued various promissory notes to shareholder amounting to $16,150 for general operating purposes. The notes carry an interest rate of 10% and are due upon demand. As of September 30, 2023 and December 31, 2022, the Company had notes due to the shareholder of $88,042 and 71,892, respectively.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

F-21

NOTE 9 – STOCKHOLDERS’ EQUITY

As of September 30, 2023 and December 31, 2022, the Company had 109,634,536 and 80,634,536 shares of common stock issued and outstanding.

On May 11, 2023, the Company issued 5,000,000 restricted shares of common stock valued at $875,000 for certain intangible assets (See Note 4).

On September 22, 2023, the Company issued 24,000,000 restricted shares of common stock valued at $2,928,000 for services.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to September 30, 2023, the Company has issued various promissory notes amounting to $7,500 for general operating purposes. The notes carry an interest rate of 10% and are due upon demand.

On October 12, 2023, the Board of Directors authorize an amendment to the articles of Incorporation to specifically increase the authorized shares to One Billion (1,000,000,000), consisting of; (i) Seven Hundred Million (700,000,000) shares of Common Stock, par value $0.0001 per share, Three Hundred Million (300,000,000) shares of preferred stock, par value $0.0001 per share which are issuable in one or more Series; to designate 10,000,000 preferred shares as Series A Preferred Stock and, (iv) to designate 10,000,000 preferred shares as Series B Preferred Stock.

F-22